SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

December 20, 2012

Date of Report (Date of earliest event reported)

NORTHWEST NATURAL GAS COMPANY

(Exact name of registrant as specified in its charter)

Commission File No. 1-15973

Oregon	93-0256722
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 N.W. Second Avenue, Portland, Oregon 97209

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code: (503) 226-4211

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

New Credit Facility

On December 20, 2012, Northwest Natural Gas Company (“Company” or “NW Natural”) entered into a credit agreement for unsecured revolving loans with JPMorgan Chase Bank, N.A. as administrative agent, and U.S. Bank, N.A. and Wells Fargo Bank, N.A. as co-syndication agents (“Credit Agreement” or “Facility”). The aggregate amount of the Facility is $300,000,000, with an accordion feature whereby NW Natural may request increases in the aggregate commitment amount up to an additional $150,000,000. The Facility is expected to be used primarily as back-up support to NW Natural’s commercial paper borrowing program.

The Facility replaces the Company’s prior credit agreement, dated May 31, 2007, between the Company and the parties thereto, with JPMorgan Chase Bank, N.A. as administrative agent and Bank of America, N.A. as syndication agent, which was terminated upon the closing of the Facility. There were no outstanding balances on the prior credit agreement, and NW Natural will not incur any early termination penalties upon termination of the prior credit agreement.

The Facility will also permit the issuance of letters of credit in an aggregate amount up to $200,000,000 for the account of NW Natural. Any drawing on a letter of credit will be deemed an advance under the Facility and will bear interest at the rate applicable to Eurodollar Borrowings (as defined in the Credit Agreement). Swingline Loans (as defined) are also available under the Facility on a same day basis to NW Natural in an aggregate amount not exceeding $25,000,000 or the aggregate amount of the Facility when combined with all other amounts outstanding under the Facility. NW Natural must repay each Swingline Loan in full upon demand of the lender. The Company must repay each swing line loan in full within five business days, and swing line loans may not be outstanding for more than ten business days in any calendar month.

The maturity dates for any individual borrowings (other than Swingline Loans) under the Facility would be December 20, 2017, subject to two, additional one-year extensions. NW Natural may prepay any ABR Loan, in a minimum amount of $1,000,000, without premium payment or penalty. NW Natural may prepay a Eurodollar Loan (as defined) but would have to pay breakage and other fees, if prepaid on a date that is other than the end of an interest period.

A condition to the maturity dates extending beyond an initial 364-day term from December 20, 2012 is NW Natural’s receipt of regulatory approval from the Oregon Public Utility Commission (“OPUC”). NW Natural filed an application with the OPUC for approval of the Facility on December 14, 2012. NW Natural expects to secure the required OPUC approval during the first half of 2013.

Under the terms of the Credit Agreement, NW Natural will pay arrangement fees, upfront fees, administrative agent fees and annual commitment fees but is not required to maintain compensating bank balances. The interest rates on borrowings under the Facility, if any, are based on the Company’s credit ratings and on then-current market interest rates.

The Facility requires that NW maintain credit ratings with Standard & Poor’s (“S&P”) and Moody’s Investor Services (“Moody’s”) and that NW Natural notify the banks of any change in NW Natural’s Rating (as defined) by such rating agencies. A change in NW Natural’s credit rating is not an event of default, nor is the maintenance of a specific minimum level of credit rating a condition to drawing upon the Facility. However, interest rates on any loans outstanding under the Facility are tied to credit ratings, which would increase or decrease the cost of any outstanding borrowings when ratings are changed.

Interest on any borrowing under the Facility, if any, is payable (a) with respect to any ABR Loan (other than a Swingline Loan), on the second business day of each of March, June, September and December and (b) with respect to any Eurodollar Loan, on the last day of the Interest Period (as defined) applicable to the Borrowing (as defined) for which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such borrowing is required to be repaid. All principal and unpaid interest under the Facility is due and payable on December 20, 2017, subject to two additional one-year extensions.

The Credit Agreement requires NW Natural to maintain a consolidated indebtedness to total capitalization ratio of 70 percent or less. Failure to comply with this covenant would entitle the banks to terminate their lending commitments and to accelerate the maturity of all amounts outstanding. NW Natural was in compliance with a similar covenant requiring the maintenance of an indebtedness to total capitalization ratio as of September 30, 2012.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

4.1	Form of Credit Agreement among Northwest Natural Gas Company and the parties thereto, with JPMorgan Chase Bank, N.A. as administrative agent and U.S. Bank, N.A. and Wells Fargo Bank, N.A. as co-syndication agents, dated as of December 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHWEST NATURAL GAS COMPANY
(Registrant)

Dated: December 21, 2012	/s/ DAVID H. ANDERSON
David H. Anderson
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibits	Description

4.1	Form of Credit Agreement among Northwest Natural Gas Company and the parties thereto, with JPMorgan Chase Bank, N.A. as administrative agent and U.S. Bank, N.A. and Wells Fargo Bank, N.A. as co-syndication agents, dated as of December 20, 2012.

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